THE COMMUNITY REINVESTMENT ACT
QUALIFIED INVESTMENT FUND

Amendment No. 1 to Special Administrative Services Agreement

This Amendment No. 1 to Special Administrative Services Agreement (the “Amendment”) dated as of May 1, 2008, by and between The Community Reinvestment Act Qualified Investment Fund, a Delaware business trust (the “Fund”), and Community Capital Management, Inc. (formerly known as CRAFund Advisors, Inc.), a Delaware corporation (the “Manager”).

The parties hereto, intending to be legally bound, hereby agree as follows:

1.           Compensation.  Paragraph 5 of Section I of the Special Administrative Services Agreement dated as of March 1, 2007 between the Fund and the Manager (the “Services Agreement”), is hereby amended and restated in its entirety to read as follows:

“5.           Compensation.  For the services provided and the expenses assumed pursuant to this Section I, the Fund will pay the Manager a fee, computed daily and payable monthly, at the annual rate of 0.20% of the average net asset value of the CRA Shares of the Fund that are outstanding from time to time attributable to CRA Shareholders.”

2.           Definitions.  Unless otherwise defined herein, all capitalized terms used in this Amendment shall have their respective defined meanings ascribed to them in the Services Agreement.

3.           Miscellaneous.  Except to the extent expressly amended by this Amendment, the Services Agreement shall remain unchanged and in full force and effect.  References therein to “this Agreement,” “hereby,” “herein,” and the like shall be deemed to refer to the Services Agreement, as amended by this Amendment.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE COMMUNITY REINVESTMENT ACT
  QUALIFIED INVESTMENT FUND

By:  /s/ Joseph H. Hastings

Name:  Joseph H. Hastings
Title:    Treasurer

COMMUNITY CAPITAL MANAGEMENT, INC.

By:  /s/ Joseph H. Hastings

Name:  Joseph H. Hastings
Title:    Chief Financial Officer